                                                                      EXHIBIT 12

                    Statement Regarding Computation of Ratios

The following formulas were used to calculate the ratios in the Selected Financial Data for the years ended December 31, 2000, 1999, 1998, 1997 and 1996, included in this report as Exhibit 13.

(Calculation)
Net Income/Weighted average shares of common stock outstanding for the period = Earnings Per Share.

                                                       December 31,
                        --------------------------------------------------------------------------
                           2000            1999            1998            1997            1996
                        ----------      ----------      ----------      ----------      ----------

Net income              $3,282,921      $3,018,327      $2,915,961      $3,005,462      $2,746,981

Weighted Average
Shares Outstanding         704,498         705,331         666,779         665,215         669,465

Per Share Amount        $     4.66      $     4.28      $     4.37      $     4.52      $     4.10


Cash dividends/Average
Shares Outstanding =
Cash dividends declared
Per share

                                                       December 31,
                                --------------------------------------------------------------------------
                                   2000            1999            1998            1997            1996
                                ----------      ----------      ----------      ----------      ----------

Cash dividends                  $1,020,487      $  881,664      $  718,882      $  611,412      $  507,792

Average shares outstanding         703,784         705,331         684,650         664,578         668,147

Per Share Amount                $     1.45      $     1.25      $     1.05      $      .92      $      .76


Shareholders' Equity/Shares
Outstanding at period end =
Book Value per share

                                                            December 31,
                          -------------------------------------------------------------------------------
                             2000              1999            1998             1997             1996
                          -----------      -----------      -----------      -----------      -----------

Shareholders' Equity      $31,741,165      $28,916,718      $27,437,211      $22,157,609      $19,933,740

Shares outstanding            702,548          705,331          705,331          661,900          667,500

Per Share Amount          $     45.18      $     41.00      $     38.90      $     33.48      $     29.86

Net Income/Average
Assets = Return on
Average Assets

                                                         (In Thousands)
                                                          December 31,
                              --------------------------------------------------------------------
                                2000           1999           1998           1997           1996
                              --------       --------       --------       --------       --------

Net Income                    $  3,283       $  3,018       $  2,916       $  3,005       $  2,747

Average Assets                $250,577       $234,279       $208,565       $193,923       $175,807

Return on Average Assets          1.31%          1.29%          1.40%          1.55%          1.56%


Net Income/Average
Shareholders' equity =
Return on Average Equity

                                                       (In Thousands)
                                                        December 31,
                              ---------------------------------------------------------------
                               2000          1999           1998          1997          1996
                              -------       -------       -------       -------       -------

Net Income                    $ 3,283       $ 3,018       $ 2,916       $ 3,005       $ 2,747

Average
Shareholders' Equity          $29,893       $28,238       $23,615       $21,067       $18,858

Return on Average Equity        10.98%        10.69%        12.35%        14.26%        14.57%


Cash dividends per share/
Net income per share =
Dividends Payout Ratio

                                                                    December 31,
                                      ------------------------------------------------------------------------
                                       2000             1999            1998            1997             1996
                                      ------           ------          ------          ------           ------

Cash dividends per share              $ 1.45           $ 1.25          $ 1.05          $  .92           $  .76

Net income per share                  $ 4.66           $ 4.28          $ 4.37          $ 4.52           $ 4.10

Dividend Payout Ratio                  31.12%           29.21%          24.03%          20.35%           18.54%

Average Equity/Average
Assets = Average Equity
To Average Assets

                                                     (In thousands)
                                                      December 31,
                          --------------------------------------------------------------------
                            2000           1999           1998           1997           1996
                          --------       --------       --------       --------       --------

Average
Shareholders' Equity      $ 29,893       $ 28,238       $ 23,615       $ 21,067       $ 18,858

Average Assets            $250,577       $234,279       $208,565       $193,923       $175,807

Average Equity to
 Average Assets              11.93%         12.05%         11.32%         10.86%         10.73%


Loans/Total deposits =
Loan to Deposit Ratio

                                                      (In thousands)
                                                       December 31,
                           --------------------------------------------------------------------
                             2000           1999           1998           1997           1996
                           --------       --------       --------       --------       --------

Total loans                $151,800       $143,777       $137,891       $122,034       $116,259

Total deposits             $219,168       $201,738       $192,079       $163,809       $157,399

Loan to Deposit Ratio         69.26%         71.27%         71.79%         74.50%         73.86%


Allowance for Loan Loss/
Total Loan = Allowance
To Total Loan Ratio

                                                   (In thousands)
                                                    December 31,
                        --------------------------------------------------------------------
                          2000           1999           1998           1997           1996
                        --------       --------       --------       --------       --------

Allowance               $  2,359       $  1,888       $  1,851       $  1,745       $  1,653

Total loans             $151,800       $143,777       $137,891       $122,034       $116,259

Allowance to total
Loan ratio                  1.55%          1.31%          1.34%          1.43%          1.42%